Exhibit 10.2

John D. Thomas, P. C.

11650 South State Street, Suite 240

Draper, Utah 84020

(801) 816-2536

Fax: (801) 816-2599

jthomas@acadiagrp.com

January 1, 2017

Attn: John R. Munoz

IA Energy Corp.

Re: Engagement Agreement

Dear Mr. Munoz:

Thank you for selecting John D. Thomas, P.C., a Utah professional corporation (“JDTPC”), to represent IA Energy Corp. (the “Company”) in connection with the preparation and filing of various disclosure and reporting forms for compliance under the Securities Exchange Act of 1934 ("Exchange Act"). The purpose of this letter is to set forth the terms of such representation (hereafter, the “Engagement”). Please review this letter carefully and, if it meets with your approval, please sign the enclosed copy of this letter and return it to me at the above address.

1.	Services and Scope of Engagement

JDTPC's Engagement is limited to preparation of documents and materials incidental to maintaining the Company's reporting status under the Exchange Act and additional services as may be agreed from time to time. JDTPC's acceptance of this Engagement does not involve an undertaking to represent the Company or your interests in any other matter.

2.	Fees for Professional Services.

The Company shall pay, and JDTPC will bill $300 per hour, invoiced and payable on a monthly basis.

3.	Costs

(a)	Certain Out-of-Pocket Costs.

The Company will be required to reimburse JDTPC for any out-of-pocket costs incurred in connection with the Engagement. Examples of such expenses may include air fare and other travel related expenses, express mail and courier charges, filing fees, recording fees, consultant fees, and other postage charges.

Mr. John R. Munoz

IA Energy Corp.

(b)	Other Firm Services

Typically, JDTPC charges its clients not only for legal services rendered, but also for other ancillary services provided. Examples include charges for long distance telephone calls, in-house messenger deliveries, computerized research services, and the use of our facsimile and photocopy machines. While our charges for these services are measured by use, they do not, in all instances, reflect our actual out-of-pocket costs. For some of these items, the true cost of providing the service is difficult to establish. While we are constantly striving to maintain these charges at rates which are lower than those maintained by others in our markets, in some instances, the amounts charged exceed the actual costs to JDTPC.

4.	Payment

With respect to services provided, statements normally will be rendered for work performed and expenses incurred during the previous month. Payment is due promptly upon receipt of our statement. If any statement remains unpaid for more than 30 days, we may cease performing services for you and/or we may seek to collect sums owed to JDTPC by all means available under law.

5.	Representations of the Company.

In connection with the Engagement, the Company, makes the following representations and confirms to the best of its knowledge and belief, the following, which representations shall remain continuous throughout the period of the Engagement:

(a)	To the extent relevant or necessary in respect of the Engagement, the Company has made or will make available to JDTPC all financial records and related data and minutes of the meetings of stockholders, directors and committees of directors, or summaries of actions of recent meetings for which minutes have not yet been prepared.

(b)	The Company has provided or will provide to JDTPC all information necessary or relevant to the Engagement and such information, when provided, does not contain any untrue fact or omit to state a material fact necessary in order to make the information provided, in light of the circumstances in which such information has been provided and will be presented to the public in the course of the Engagement, not misleading.

6.	Termination & Withdrawal

(a)	Termination.

The Company may terminate JDTPC’s representation at any time by notifying the undersigned. Your termination of our services will not affect the Company’s responsibility for the payment of fees as set forth herein. If such termination occurs, the Company’s papers and property will be returned to the Company promptly upon receipt of payment for outstanding fees and costs. Our own files, including lawyer work product, pertaining to the matter will be retained.

Mr. John R. Munoz

IA Energy Corp.

(b)	Withdrawal

We may withdraw from representation if you fail to fulfill your obligations under this Engagement, or as permitted or required under any applicable law, standard of professional conduct or rule of court, or upon our reasonable notice to you.

7.	Arbitration

Although we do not expect that any dispute between us will arise, in the event of any dispute under this Engagement, including a dispute regarding the amount of fees or the quality of our services, such dispute shall be determined by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. Any such Arbitration shall be held in Salt Lake City, Utah. The arbitrator shall have the discretion to order that the costs of arbitration, including fees, other costs and reasonable attorney's fees shall be borne by the losing party. By agreeing to this provision, both the Company and JDTPC waive the right to a trial by jury or to a judge. You may wish to seek the advice of independent counsel of your choosing before agreeing to this provision.

Once again, thank you for selecting John D. Thomas, P.C. to represent the Company in this matter. Please call me if you have any questions.

Very truly yours,

JOHN D. THOMAS, P.C.

John D. Thomas

President

Agreed and accepted:

IA Energy Corp.

By:_____________________________

John R. Munoz, CEO